EXHIBIT 10.8

INTERACTIVE INTELLIGENCE GROUP, INC.
FORM OF NON-EMPLOYEE DIRECTOR CHANGE OF CONTROL AGREEMENT
THIS NON-EMPLOYEE DIRECTOR CHANGE OF CONTROL AGREEMENT (“Agreement”) is effective as of May 19, 2016, by and between ______ (the “Director”) and Interactive Intelligence Group, Inc., an Indiana corporation (the “Corporation”).
Recitals
A. The board of directors of the Corporation has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication and objectivity of the Director, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Corporation.
B. In order to accomplish the foregoing objective, the board of directors has directed the Corporation, upon execution of this Agreement by the Director, to amend the terms of all outstanding stock option awards, unvested restricted stock unit awards and any other unvested or restricted equity or equity-based awards granted to the Director under the Corporation’s 2006 Equity Incentive Plan, as amended, assigned and assumed (the “2006 Plan”) as of the date hereof and thereafter (the “Plan Awards”) to the extent set forth below.
C. Capitalized terms used in the Agreement and not defined herein have the respective meanings ascribed to them in the 2006 Plan.
[D. This Agreement shall replace in its entirety and supersede that certain Non-Employee Director Change of Control Agreement by and between the Company and the Director entered into prior to the date hereof.]
In consideration of the mutual covenants herein contained, and in consideration of the continuing association of the Director with the Corporation, the parties agree as follows:
1. Acceleration of Vesting of Plan Awards. If the Director’s service on the board of directors is terminated, for whatever reason, pursuant to a transaction resulting in a Change in Control of the Corporation, any and all outstanding Plan Awards granted under the 2006 Plan then held by the Director will vest on a pro rata monthly basis, including full credit for partial months elapsed; provided, however, that for purposes of determining the vested portion of the Plan Awards, the Director shall be credited with one additional month of service for each month of service completed by the Director, up to a maximum of twenty-four (24) additional months of service credit.
The following examples illustrate the effect of this grant of additional service credit:
Example 1: As of the effective date of a Change in Control, the Director, who is then still serving as a director, has actually completed 6 full months of service as a member of the Board of Directors. For purposes of determining the vested portion of his outstanding Plan Awards under the 2006 Plan, the Director will be deemed to have completed an additional 6 months of service (1 for each of the 6 full months he has actually completed), for a total of 12 months of service.
Example 2: As of the effective date of a Change in Control, the Director, who is then still serving as a director, has actually completed 18 ½ months of service as a member of the Board of Directors. For purposes of determining the vested portion of his outstanding Plan Awards under the 2006 Plan, the Director will be deemed to have completed 19 months of service and will be credited with an additional 19 months of service, for a total of 38 months of service. For clarity, 12 of the 38 months would have already vested on the first anniversary date of the grant date of the Plan Award and, therefore, 26 months of vesting would be accelerated upon the Change in Control.

Example 3: As of the effective date of a Change in Control, the Director, who is then still serving as a director, has actually completed 36 full months of service as a member of the Board of Directors. For purposes of determining the vested portion of his outstanding Plan Awards under the 2006 Plan, the Director will be deemed to have completed an additional 24 months of service, for a total of 60 months. Although he has actually completed 36 full months of service, the Director is credited with 24 additional months, which is the maximum number of additional months of service that can be credited under this Agreement.
2. Term. The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) on the date, prior to a Change in Control, the Director is no longer a member of the board of directors of the Corporation.
3. Successors.
(a) Corporation’s Successors. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b) Director’s Successors. Without the written consent of the Corporation, the Director shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. The terms of this Agreement and all rights of the Director hereunder shall inure to the benefit of, and be enforceable by, the Director’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
4. Federal Excise Tax.
(a) Avoidance of Excise Tax. If the acceleration of the Plan Awards provided for in this Agreement would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code (an “Excess Parachute Payment”), then the Director’s benefits under this Agreement shall be reduced, or portions of the then unvested Plan Awards shall not vest as provided herein, in order to avoid any Excess Parachute Payment.
(b) Calculation by Independent Public Accountants. Unless the Corporation and the Director otherwise agree in writing, any calculation of the amount of any Excess Parachute Payments shall be made in writing by the Corporation’s independent public accountants (the “Accountants”), whose determination, absent manifest error, shall be conclusive and binding upon the Director and the Corporation. For purposes of making such calculation, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Director shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculation. The Corporation shall bear all fees and expenses the Accountants may charge in connection with such calculation.
5. Arbitration.
(a) Disputes Subject to Arbitration. To the extent permitted by law, any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach hereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.
(b) Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Director, will be borne by the Corporation, except that, if the Director initiates arbitration and the arbitrator finds the Director’s claims to be frivolous, the Director shall be responsible for his own costs and attorney’s fees.
(c) Site of Arbitration. The site of the arbitration proceeding shall be in Indianapolis, Indiana.

(d) Acknowledgment. THE DIRECTOR HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. THE DIRECTOR UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE DIRECTOR AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE DIRECTOR’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.
6. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Director, mailed notices shall be addressed to him/her at the home address that was most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
7. Miscellaneous Provisions.
(a) Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Director and by an authorized officer of the Corporation (other than the Director). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b) Integration. This Agreement, the 2006 Plan and any outstanding Plan Award agreements referenced in this Agreement represent the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, the 2006 Plan and such Plan Award agreements.
(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana, without regard to where the Director has his residence or principal office or where he performs his duties hereunder.
(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(e) Amendment of Award Agreements. The Corporation and the Director agree that the provisions of this Agreement shall supersede any conflicting provisions of any Plan Award agreement of the Director, and the Corporation and the Director agree to execute such further documents as may be necessary to amend any such agreement. All other terms of the Director’s Plan Award agreement shall remain in full force and effect.
(f) Director Service. Nothing in this Agreement is intended to or shall modify the nature of the Director’s service as a member of the board of directors of the Corporation. This Agreement should not be construed as giving the Director any right to be retained as a director of the Corporation.
(g) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.
(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

INTERACTIVE INTELLIGENCE GROUP, INC.	DIRECTOR
By:_________________________________	________________________
Name: Ashley A. Vukovits	Name:
Title: Chief Financial Officer, Senior Vice President of Administration, Secretary and Treasurer